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Summary Annual Report for Whirlpool Corporation 401(k) Plan


This is a summary of the annual report for the Whirlpool Corporation 401(k) Plan, EIN 38-1490038, Plan No. 001, for the period January 1, 2000 through December 31, 2000. The annual report has been filed with the Pension and Welfare Benefits Administration, U.S. Department of Labor, as required under the Employee Retirement Income Security Act of 1974 (ERISA).


BASIC FINANCIAL STATEMENT
Benefits under the plan are provided through insurance and through a trust fund. Plan expenses were $62,078,201. These expenses included $111,350 in administrative expenses and $61,966,851 in benefits paid to participants and beneficiaries. A total of 28,295 persons were participants in or beneficiaries of the plan at the end of the plan year, although not all of these persons had yet earned the right to receive benefits.

The value of plan assets, after subtracting liabilities of the plan, was $772,710,456 as of December 31, 2000*, compared to $863,687,683 as of January 1,
2000. During the plan year the plan experienced a decrease in its net assets of $90,977,227. This decrease includes unrealized appreciation and depreciation in the value of plan assets; that is, the difference between the value of the plan's assets at the end of the year and the value of the assets at the beginning of the year or the cost of assets acquired during the year. The plan had total income of $(28,899,026) including employer contributions of $12,420,758, employee contributions of $57,146,563, and earnings from investments of $(98,466,347).


YOUR RIGHTS TO ADDITIONAL INFORMATION
You have the right to receive a copy of the full annual report, or any part thereof, on request. The items listed below are included in that report:

  1. an accountant's report;
  2. financial information and information on payments to service providers;
  3. assets held for investment;
  4. insurance information, including sales commissions paid by insurance carriers; and
  5. information regarding any common or collective trusts, pooled separate accounts, master trusts or 103-12 investment entities in which the plan participates.

To obtain a copy of the full annual report, or any part thereof, write or call the office of Employee Services Center (ESC), Whirlpool Corporation, 2000 M-63 North Mail Drop 2900, Benton Harbor, MI 49022, (888) 539-2372 or (616) 923-2372.
The charge to cover copying costs will be $5.00 for the full annual report, or 25 cents per page for any part thereof.

You also have the right to receive from the plan administrator, on request and at no charge, a statement of the assets and liabilities of the plan and accompanying notes, or a statement of income and expenses of the plan and accompanying notes, or both. If you request a copy of the full annual report from the plan administrator, these two statements and accompanying notes will be included as part of that report. The charge to cover copying costs given above does not include a charge for the copying of these portions of the report because these portions are furnished without charge.

You also have the legally protected right to examine the annual report at the main office of the plan (Whirlpool Corporation, 2000 M-63 North Mail Drop 2900, Benton Harbor, MI 49022) and at the U.S. Department of Labor in Washington, D.C., or to obtain a copy from the U.S. Department of Labor upon payment of copying costs. Requests to the Department should be addressed to: Public Disclosure Room, Room N-5638, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

* Note: Due to year year-end market fluctuations, there was a decrease in plan value. There continues to be enough funding in the plan to provide benefits to all participants.